Exhibit 2.1



              AGREEMENT AND PLAN OF REORGANIZATION


                          by and among:


                         Boatracs, Inc.,
                    a California corporation;

      Boatracs Acquisition, Inc., a California corporation;

                  Enerdyne Technologies, Inc.,
                  a California corporation; and

         the Shareholders of Enerdyne Technologies, Inc.
                          named herein











                    Dated as of July 7, 1998













                        TABLE OF CONTENTS

                                                             Page

EXHIBIT A  CERTAIN DEFINITIONS                               A-1

EXHIBIT B  MERGER AGREEMENT                                  B-1

EXHIBIT C  SCHEDULE OF SHAREHOLDERS                          C-1

EXHIBIT D  FORM OF SENIOR NOTE                               D-1

EXHIBIT E  FORM OF SUBORDINATED NOTE                         E-1

EXHIBIT F  FORM OF REGISTRATION AGREEMENT                    F-1

EXHIBIT G  FORM OF WARRANT AGREEMENT                         G-1

EXHIBIT H  ENERDYNE DISCLOSURE SCHEDULE                      H-1

EXHIBIT I  OPINION OF COUNSEL TO ENERDYNE                    I-1

EXHIBIT J  FORM OF EMPLOYMENT AGREEMENT                      J-1

EXHIBIT K  FORM OF NONCOMPETITION AGREEMENT                  K-1


SECTION 1  The Merger                                          2
     1.1  Closing                                              2
     1.2  The Merger                                           2
     1.3  Effective Time; Closing                              2
     1.4  Effect of the Merger                                 2
     1.5  Articles of Incorporation; Bylaws                    2
     1.6  Officers and Directors                               3
     1.7  Effect on Capital Stock                              3
     1.8  Merger Consideration                                 3
     1.9  Surrender of Certificates; Delivery of Merger
          Consideration                                        4
     1.10 Tax Consequences                                     4
     1.11 Taking of Necessary Action; Further Action           4

SECTION 2  Representations and Warranties of Enerdyne and
            the Shareholders                                   6
     2.1  Organization                                         6
     2.2  Capitalization                                       6
     2.3  Power, Authority and Validity                        6
     2.4  Financial Statements                                 7
     2.5  Tax Matters                                          8
     2.6  Enerdyne Projections                                 9
     2.7  Absence of Certain Changes or Events                 9
     2.8  Title and Related Matters                           11
     2.9  Proprietary Rights and Warranty Claims              12
     2.10 Employee Benefit Plans                              13
     2.11 Bank Accounts                                       19
     2.12 Contracts                                           19
     2.13 Orders, Commitments and Returns                     21
     2.14 Compliance With Law                                 21
     2.15 Labor Matters                                       21
     2.16 Trade Regulation                                    22
     2.17 Insider Transactions                                22
     2.18 Employees, Independent Contractors and Consultants  22
     2.19 Insurance                                           23
     2.20 Litigation                                          23
     2.21 Section 341(f)(2)                                   23
     2.22 Subsidiaries                                        23
     2.23 Compliance with Environmental Requirements          23
     2.24 Corporate Documents                                 24
     2.25 No Brokers                                          24
     2.26 Disclosure                                          24
     2.27 Material Consents                                   24
     2.28 Cash Balance; Payment of Certain Expenses           24

SECTION 3  Representations and Warranties of the
            Shareholders                                      24
     3.1  Ownership of Enerdyne Securities                    24
     3.2  Boatracs Securities                                 25

SECTION 4  Representations and Warranties of Boatracs and
            Merger Sub                                        25
     4.1  Organization and Good Standing                      25
     4.2  Capitalization                                      25
     4.3  Power, Authorization and Validity                   26
     4.4  No Violation of Existing Agreements                 26
     4.5  Litigation                                          26
     4.6  SEC Filings                                         26
     4.7  Financial Statements                                27
     4.8  Enerdyne Securities                                 27

SECTION 5  Items to be Delivered by Boatracs or Merger Sub
            at the Closing                                    27
     5.1  Boatracs Authorizations                             27
     5.2  Merger Sub Authorizations                           27

SECTION 6  Documents to be Delivered by Enerdyne or the
            Shareholders at Closing.                          28
     6.1  Authorizations.                                     28
     6.2  Opinion of Enerdyne's Counsel                       28
     6.3  Resignations of Enerdyne's Directors and Officers   28
     6.4  Employment Agreements                               28
     6.5  Noncompetition Agreements                           28

SECTION  7  Indemnification And Related Matters               28
     7.1  Indemnification by Enerdyne and the Shareholders    28
     7.2  Indemnification by Boatracs                         28
     7.3  Expiration of Representations, Warranties and
          Covenants                                           28
     7.4  Threshold Amount                                    29
     7.5  Maximum Liability of the Shareholders               29
     7.6  Sole Recourse of Boatracs                           29
     7.7  No Contribution                                     30
     7.8  No Implied Representations                          30
     7.9  Indemnification Claims.                             30
     7.10 Defense of Third Party Actions                      31
     7.11 Subrogation                                         32
     7.12 Exclusivity.                                        32

SECTION 8  Termination of Agreements                          32
     8.1  Stock Ownership Agreement                           32
     8.2  Termination of Employment Agreements                32

SECTION 9  Covenants Following Closing.                       33
     9.1  Enerdyne of Europe                                  33
     9.2  S-8 Registration Statement                          33
     9.3  Board Visitation Rights                             33
     9.4  Key Man Life Insurance                              33

SECTION 10  Miscellaneous                                     34
     10.1 Governing Laws                                      34
     10.2 Binding upon Successors and Assigns                 34
     10.3 Severability                                        34
     10.4 Entire Agreement                                    34
     10.5 Counterparts                                        34
     10.6 Expenses                                            34
     10.7 Amendment and Waivers                               34
     10.8 Survival of Agreements                              35
     10.9 No Waiver                                           35
     10.10 Attorneys' Fees                                    35
     10.11 Notices                                            35
     10.12 Construction of Agreement                          36
     10.13 No Joint Venture                                   36
     10.14 Pronouns                                           36
     10.15 Further Assurances                                 36
     10.16 Absence of Third Party Beneficiary Rights          36

              AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of July 7, 1998, by and among Boatracs, Inc., a California corporation ("Boatracs"), Boatracs Acquisition, Inc., a California corporation ("Merger Sub"), Enerdyne Technologies, Inc., a California corporation ("Enerdyne") and Scott T. Boden ("Boden") and Irene Shinsato ("Shinsato") (collectively, the "Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.


                            RECITALS

     A. The Shareholders own all outstanding shares of capital stock of Enerdyne (the "Enerdyne Securities").

     B. Under the terms and subject to the conditions of this Agreement, Boatracs, Merger Sub, the Shareholders and Enerdyne intend to enter into a business combination transaction such that Enerdyne merges with and into a wholly-owned subsidiary of Boatracs ("Merger Sub").

     C. The Boards of Directors of Enerdyne and Boatracs (i) have determined that the Merger (as defined in Section 1.1) is consistent with, and in furtherance of, their respective long-term business strategies and fair to, and in the best interest of, their respective stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D.   The Board of Directors of Merger Sub has approved this
Agreement, the Merger and the other transactions contemplated by this Agreement.

     E. The parties intend, by executing this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     F. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby.


                            AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.  SECTION 1  The Merger.

           1.1 Closing. The closing (the "Closing") of the Merger of Enerdyne with and into Merger Sub (the "Merger") shall take place at the office of Boatracs' counsel, Gray Cary Ware & Freidenrich, 4365 Executive Drive, Suite 1600, San Diego, California, concurrently with the execution of this Agreement (the "Closing Date"). As between the parties hereto, risk of loss and the benefits of ownership of the consideration shall be transferred as of the Closing, notwithstanding any delay in completing the ministerial act of filing the Agreement of Merger as contemplated in Section 1.3.

           1.2 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California General Corporation
Law ("California Law"), Enerdyne shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of Enerdyne shall cease and Merger Sub shall continue as the surviving corporation but with the legal name "Enerdyne
Technologies, Inc." Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

           1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be completed by filing an Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law in the form attached hereto as Exhibit B (the "Agreement of Merger") (the time of such filing being the "Effective Time," which shall be as soon as practicable on or after the Closing Date.

           1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be provided in this Agreement and the applicable provisions of California Law. Not limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Enerdyne and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Enerdyne and Merger Sub shall become the debts, liabilities and duties of the Surviving
Corporation.

           1.5 Articles of Incorporation; Bylaws.

               (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving
Corporation except that the name of Merger Sub in such Articles of Incorporation shall be amended to "Enerdyne Technologies, Inc."

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

           1.6 Officers and Directors. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

           1.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub,
Enerdyne or the holders of any of the securities described below;
each share of common stock ("Common Shares") and each share of preferred stock ("Preferred Shares") of Enerdyne issued and
outstanding immediately prior to the Effective Time will be
automatically converted into the right to receive a pro rata portion of the Merger Consideration (as defined in Section  1.8 below) in accordance with the Schedule of Shareholders set forth on Exhibit C attached hereto (the "Schedule").

           1.8 Merger Consideration. The merger consideration ("Merger Consideration") payable by Boatracs at Closing shall be as follows:

               (a) An aggregate cash payment of One Million Nine Hundred Fifty-Three Thousand Eight Hundred Dollars ($1,953,800) shall be payable to the Shareholders in accordance with the Schedule. The parties acknowledge that the Five Hundred Thousand Dollar
($500,000) deposit previously made by Boatracs into an escrow shall be returned to Boatracs.

(b) One or more Senior Promissory Notes in the form attached hereto as Exhibit D (the "Senior Notes") with an aggregate principal balance of Seven Million Eight Hundred Fifteen Thousand Two Hundred Dollars ($7,815,200) issued to the Shareholders in accordance with the Schedule.
(c) One or more Subordinated Promissory Notes in the form attached hereto as Exhibit E (the "Subordinated Notes" and collectively with the Senior Notes, the "Notes") with an aggregate principal balance of One Million Nine Hundred Fifty-Three Thousand Eight Hundred Dollars ($1,953,800) issued to the Shareholders in accordance with the Schedule.
(d) An aggregate stock payment of Two Million Nine Hundred Thirty Thousand Seven Hundred (2,930,700) shares of Common Stock of Boatracs shall be payable to the Shareholders in accordance with the Schedule. The certificates for these shares shall bear a legend stating in substance:
               THE SECURITIES REPRESENTED BY THIS
               CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
               THE SECURITIES ACT OF 1933, AS AMENDED (THE
               "ACT") AND ARE "RESTRICTED SECURITIES" AS
               DEFINED IN RULE 144 PROMULGATED UNDER THE
               ACT.  THE SECURITIES MAY NOT BE SOLD OR
               OFFERED FOR SALE OR OTHERWISE DISTRIBUTED
               EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE
               REGISTRATION STATEMENT FOR THE SHARES UNDER
               THE ACT OR (ii) IN COMPLIANCE WITH RULE 144,
               OR (iii) PURSUANT TO AN OPINION OF COUNSEL
               REASONABLY ACCEPTABLE TO THE COMPANY, THAT
               SUCH REGISTRATION OR COMPLIANCE IS NOT
               REQUIRED AS TO SAID SALE, OFFER OR
               DISTRIBUTION.

               The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Boatracs shall so instruct its transfer agent (i) if a registration statement respecting the sale of shares has been declared effective under the Act and the shares of Boatracs Common Stock have been sold pursuant to such registration statement or (ii) if the Shareholders deliver to Boatracs
(A) satisfactory written evidence that the shares have been sold in compliance with Rule 144 (in which case the substitute certificate will be issued in the name of the transferee), and
(B) an opinion of counsel to Boatracs, in form and substance reasonably satisfactory to Boatracs, to the effect that the public sale of the shares by the holder thereof is no longer subject to Rule 144. In conjunction with the issuance of the foregoing shares, Boatracs and the Shareholders shall execute a Registration Agreement in the form attached hereto as Exhibit F.

               (e) One or more warrants ("Warrants") to purchase an aggregate of Four Hundred Eighty-Eight Thousand Four Hundred Fifty
(488,450) shares of Common Stock of Boatracs in the form of Exhibit G attached hereto shall be issuable to the Shareholders in accordance with the Schedule. As set forth more fully in Exhibit G, the Warrants will not be exercisable until six months after the Closing and will expire four years after the Closing.

           1.9 Surrender of Certificates; Delivery of Merger Consideration. At the Closing (a) the Shareholders shall deliver to Boatracs the certificates representing the Enerdyne Securities (the
"Certificates"), and (b) Boatracs shall deliver to the Shareholders the Merger Consideration due at Closing in accordance with the Schedule.

           1.10 Tax Consequences. It is intended by each of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the parties hereto will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the
United States Income Tax Regulations.   Each party shall seek the
advice of such party's counsel or financial advisor regarding the ability of the Merger to qualify as such a reorganization.

           1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Enerdyne and Merger Sub, the Shareholders and officers and directors of Enerdyne and Merger Sub will, at Boatracs' expense, take all such lawful and necessary action.
Boatracs shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

      2. SECTION 2 Representations and Warranties of Enerdyne and the Shareholders. Except as otherwise set forth in the "Enerdyne
Disclosure Schedule" attached hereto as Exhibit H, Enerdyne and the Shareholders jointly and severally represent and warrant to Boatracs and Merger Sub as set forth below.

           2.1 Organization. Enerdyne is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. Enerdyne is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the failure to qualify would not be material to Enerdyne's business. The Enerdyne Disclosure Schedule contains a true and complete list of the locations of offices or facilities of Enerdyne and a true and complete list of all states in which Enerdyne maintains any employees. The
Enerdyne Disclosure Schedule contains a true and complete list of all states in which Enerdyne is duly qualified to transact business as a foreign corporation. True and complete copies of Enerdyne's articles of incorporation and bylaws, as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to Boatracs or its representatives.

           2.2 Capitalization.

               (a) The authorized capital stock of Enerdyne as of the date of this Agreement consists of: (i) One Million (1,000,000) Common
Shares and (ii) Ten Thousand (10,000) Preferred Shares. As of the date of this Agreement, Twenty Thousand (20,000) Common
Shares and Ten Thousand (10,000) Preferred Shares of Enerdyne stock are issued and outstanding and held of record by the Shareholders as set forth and identified in the shareholder list attached to the Enerdyne Disclosure Schedule.

(b) All of the outstanding shares of Enerdyne Securities have been duly authorized and validly issued, fully paid and are nonassessable. All outstanding Enerdyne Securities were issued in compliance with applicable securities laws. Except as set forth in this Section 2.2, Enerdyne does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Enerdyne to issue shares of its capital stock or other securities.

           2.3 Power, Authority and Validity. Enerdyne has the corporate power and authority to enter into this Agreement and the other
Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. Each Shareholder has full power and authority to enter into this Agreement and the other
Transaction Documents to which such Shareholder is a party and to carry out his or her obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction
Documents to which Enerdyne is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by the board of directors of Enerdyne, and no other corporate proceedings are necessary to authorize this Agreement and the other Transaction Documents. Enerdyne is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein and under the Transaction
Documents. No consent of any person who is a party to a contract which is material to Enerdyne's business, nor consent of any governmental body, is required to be obtained on the part of Enerdyne or the Shareholders to permit the transactions contemplated herein and to continue the business activities of Enerdyne as previously conducted by Enerdyne. This Agreement constitutes, and the other Transaction Documents to which Enerdyne and/or each Shareholder is a party when executed and delivered by Enerdyne and/or such Shareholder, as the case may be, shall constitute, valid and binding obligations of Enerdyne and/or such Shareholder enforceable in accordance with their respective terms.

           2.4 Financial Statements.

               (a) Boatracs has received copies of Enerdyne's unaudited balance sheet as of March 31, 1998 and statements of operations and shareholders' equity for the nine-month period then ended
(collectively, the "Enerdyne Interim Financials") and the audited balance sheet as of June 30, 1997 and statements of operations and shareholder's equity for the one-year period then-ended
(collectively, the "Enerdyne Financial Statements").

(b) The Enerdyne Financial Statements are complete and in accordance with the books and records of Enerdyne and present fairly in all material respects the financial position of Enerdyne as of their historical dates. The Enerdyne Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except as set forth in any audit opinion delivered with the Enerdyne Financial Statements and except as to year-end adjustments, which are not expected to be material) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in the balance sheets specified above (including the notes thereto), Enerdyne does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the Enerdyne Financial Statements are adequate in light of the contingencies with respect to which they are made. The statements of operations, shareholder's equity and cash flow are complete and in accordance with the books and records of Enerdyne and present fairly the results of operations, equity transactions and changes of Enerdyne for the periods indicated.

(c) Enerdyne has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Enerdyne Interim Financials, except for those
(i) that may have been incurred after March 31, 1998, (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto (except that Enerdyne has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated herein), or
(iii) that would not individually or in the aggregate have a Material Adverse Effect. All debts, liabilities, and obligations incurred after the date of the Enerdyne Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount, both individually and in the aggregate.

(d) The Enerdyne Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of Enerdyne as of March 31, 1998. Except as set forth on the Enerdyne Disclosure Schedule all existing accounts receivable of Enerdyne (including those accounts receivable reflected on the Enerdyne Interim Financials that have not yet been collected and those accounts receivable that have arisen since March 31, 1998 that have not yet been collected) (i) represent valid obligations of customers of Enerdyne arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the knowledge of Enerdyne, no facts or circumstances exist which would provide any such customer with any counterclaim or setoff.

(e) The inventories of materials and supplies shown on the Enerdyne Interim Financials consist of items of a quality and quantity usable and salable in the ordinary course of business except for obsolete and slow-moving items and items below standard quality, all of which have been written down to net realizable market value or have been provided for by adequate reserves. All such items of inventory are currently the property of Enerdyne, except for sales made in the ordinary course of business since March 31, 1998; and for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Enerdyne. No items included in such inventories have been pledged as collateral or are held by Enerdyne on consignment from others. The inventories shown on all balance sheets included in the Enerdyne Interim Financials and the Enerdyne Financial Statements are based on quantities determined by physical count or measurement and are valued at the lower of cost (determined on an average cost basis) or market value and on a basis consistent with that of prior years.
           2.5 Tax Matters.

               (a) Enerdyne has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law in all material respects. All income, sales, use, occupation, property or other taxes or assessments due from Enerdyne prior to the Closing Date have been paid or will be paid on or before the Closing Date. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid or reserved for. The reserves for taxes, if any, reflected on the Enerdyne Financial Statements are adequate, and there are no tax liens on any property or assets of Enerdyne
(other than liens for taxes not yet due and payable). There have been no audits or examinations of any Enerdyne tax returns or reports by any applicable governmental agency. No facts exist which would constitute grounds for a disallowance of any deduction taken in any tax returns and reports filed by Enerdyne.
To Enerdyne's knowledge, no facts exist or have existed which would constitute grounds for the assessment of any penalty or any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign, state or local tax return or report for any period.

(b) All taxes which Enerdyne has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

(c) Enerdyne is not a party to any tax-sharing agreement or similar arrangement with any other party.

(d) At no time has Enerdyne been included in the federal consolidated income tax return of any affiliated group of corporations.

(e) Enerdyne will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Enerdyne prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Enerdyne prior to the Closing Date with any taxing authority with regard to the tax liability of Enerdyne for any tax period (or portion thereof) ending on or before the Closing Date.

(f) Enerdyne is not currently under any contractual obligation to pay to any Governmental Body any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax, other than pursuant to this Agreement.

           2.6 Enerdyne Projections. Section 2.6 of the Enerdyne Disclosure Schedule itemizes the projections of Enerdyne regarding all quotations, commitments or proposals (including, without limitation, development projects) made by Enerdyne which may result in future sales. All orders that have been accepted by the Company will be satisfied in the normal course of business within three months after such orders were placed, if such delivery schedule was agreed upon at the time the order was placed.

           2.7 Absence of Certain Changes or Events. From March 31, 1998, to the date of this Agreement:

               (a) there has not been any Material Adverse Change in Enerdyne's financial condition or in the operations of Enerdyne's business prospects, assets or income, nor any Material Adverse Change in its balance sheet (with the Enerdyne Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP exclusive of footnotes and year-end adjustments), and including but not limited to cash distributions or material decreases in the net assets of Enerdyne;

(b) there has not been any damage, destruction or loss of property of Enerdyne, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

(c) no grant or agreement to make any increase in the compensation payable or to become payable by Enerdyne to its officers or employees, has been made except those occurring in the ordinary course of business;

(d) no dividend or other distribution has been declared, set aside or paid on or in respect of the capital stock of Enerdyne, nor has any direct or indirect redemption, retirement, purchase or other acquisition by Enerdyne of such shares occurred;

(e) Enerdyne has not issued any shares of capital stock of Enerdyne or any warrants, rights, options or entered into any commitment relating to the shares of Enerdyne;

(f) Enerdyne has not made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(g) Enerdyne has not sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

(h) Enerdyne has not sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except in the ordinary course of its business;

(i) Enerdyne has not been involved in any legal proceeding or received any threat of litigation involving any employee which may result in a material liability to Enerdyne;

(j) Enerdyne has not engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

(k) Enerdyne has not incurred any liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) liabilities identified as such in the of the Enerdyne Interim Financials,
(ii) accounts payable, accrued taxes or accrued salaries that have been incurred by Enerdyne since March 31, 1998 in the ordinary course of business and consistent with Enerdyne's past practices, (iii) liabilities which individually or in the aggregate would not have a Material Adverse Effect, and
(iv) liabilities in Section 2.7 (k) of the Enerdyne Disclosure
Schedule;
(l) Enerdyne has not permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 2.8 hereof, other than any purchase money security interests incurred in the ordinary course of business;
(m) Enerdyne has not made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Ten Thousand Dollars ($10,000), or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);
(n) Enerdyne has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or, to Enerdyne's knowledge, any Affiliate or associate of any of the foregoing;
(o) Enerdyne has not made any amendment to, or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Enerdyne Disclosure Schedule; or
(p)  Enerdyne has not agreed to take any action described in this
Section 2.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

           2.8 Title and Related Matters. Enerdyne has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Enerdyne Financial Statements or acquired after the date of the Enerdyne Financial Statements
(except properties, interests in properties and assets sold or otherwise disposed of since the date of the Enerdyne Financial
Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable, brokers' fees and expenses and except for liens which in the aggregate do not secure more than Ten Thousand
Dollars ($10,000) in liabilities. The equipment of Enerdyne used in the operation of its business is in good operating condition and repair, normal wear and tear excepted. All real or personal property leases to which Enerdyne is a party are, to Enerdyne's knowledge, valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
There is not under any of such leases any existing default by Enerdyne or event of default or event which, with notice or lapse of time or both, would constitute a default. The Enerdyne
Disclosure Schedule contains a listing of all real and personal property leased or owned by Enerdyne, describing Enerdyne's interest in said property. True and correct copies of Enerdyne's leases have been provided to Boatracs or its representatives

 2.9 Proprietary Rights and Warranty Claims.

               (a) Section 2.9(a)(i) of the Enerdyne Disclosure Schedule sets forth, with respect to each Enerdyne Proprietary Asset registered with any Governmental Body or for which an application for registration has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.9(a)(ii) of the Enerdyne Disclosure
Schedule identifies and provides a brief description of each Proprietary Asset licensed to Enerdyne by any Person (except for any Proprietary Asset that is licensed to Enerdyne under any third party software license generally available to the public at a cost of less than Ten Thousand Dollars ($10,000)), and identifies the license agreement under which such Proprietary
Asset is being licensed to Enerdyne.  Except as set forth in
Section 2.9(a)(iii) of the Enerdyne Disclosure Schedule, Enerdyne has valid and marketable title to all Enerdyne Proprietary Assets used in or necessary for the conduct of its business free and clear of all material liens and other encumbrances, except for third party rights licensed to it, which it has a valid right to use with respect to such Enerdyne Proprietary Assets (all of the foregoing are referred to herein as "Enerdyne Proprietary
Rights"). Except as set forth in Section 2.9(a)(iv) of the Enerdyne Disclosure Schedule, Enerdyne is not obligated to make any material payment to any Person for the use of any Enerdyne
Proprietary Asset. Except as set forth in Section 2.9(a)(v) of the Enerdyne Disclosure Schedule, Enerdyne has not developed jointly with any other Person any Enerdyne Proprietary Asset with respect to which such other Person has any rights.

(b) Except as set forth in Section 2.9(b) of the Enerdyne Disclosure Schedule, Enerdyne has taken all reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Enerdyne Proprietary Assets (except Enerdyne Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Enerdyne Proprietary Assets. Except as set forth in Section 2.9(b) of the Enerdyne Disclosure Schedule or for portions and components delivered to third parties for interface design and testing purposes, Enerdyne has not disclosed or delivered, or permitted the disclosure of or delivery to any Person, other than employees or consultants who have signed confidentiality agreements, the source code or circuit board diagrams, or any portion or aspect of the source code or circuit board diagrams, of any Enerdyne Product. At the time such portions and components were delivered, Enerdyne did not expect the recipient to become a competitor for the Enerdyne Products incorporating such portions and components and, absent reverse engineering, such portions or components were not sufficient to permit the recipient to develop competitive products. The custom and practice of Enerdyne with respect to delivery of such limited portions or components has not changed to any material degree in the last two years.

(c) Enerdyne is not infringing, misappropriating or making any unlawful use of, and Enerdyne has not at any time infringed, misappropriated or made any unlawful use of, and Enerdyne has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To Enerdyne's knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Enerdyne Proprietary Asset.

(d) Except as set forth in Section 2.9(d) of the Enerdyne Disclosure Schedule or to the extent of rework activities in the ordinary course of business in amounts consistent with past practice: (i) each Enerdyne Product conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Enerdyne and (ii) there has not been during the last three years any claim made against Enerdyne by any customer or other Person alleging that any Enerdyne Product (including each version thereof that has been licensed or otherwise made available by Enerdyne to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Enerdyne, and, to Enerdyne's knowledge, there is not a reasonable basis for any such claim.
No product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the Enerdyne Financial Statements have been communicated to, or threatened against, Enerdyne.

(e) The Enerdyne Proprietary Assets constitute all the Proprietary Assets necessary to enable Enerdyne to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Section 2.9(e) of the Enerdyne Disclosure Schedule, (i) Enerdyne has not licensed any of the Enerdyne Proprietary Assets to any Person and
(ii) Enerdyne has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Enerdyne Proprietary Assets or to transact business in any market or geographical area or with any Person.

(f) Except as set forth in Section 2.9(f) of the Enerdyne Disclosure Schedule, (i) all current and former employees of Enerdyne (if employed in the last three years) have executed and delivered to Enerdyne an agreement (containing no exceptions to or exclusions from the scope of its coverage relevant to Enerdyne's business) that is substantially identical to the form of the Confidentiality, Trade Secret and Intangible Assignment Agreement previously delivered to Boatracs, and (ii) all current and former consultants and independent contractors to Enerdyne (if employed in the last three years) providing technical services relating to Enerdyne's Proprietary Assets have executed and delivered to Enerdyne an agreement (containing no exceptions to or exclusions from the scope of its coverage relevant to Enerdyne's business), the material provisions of which are in substance similar to the terms of the form of the Confidentiality, Trade Secret and Intangible Assignment Agreement previously delivered to Boatracs.
           2.10     Employee Benefit Plans.

               (a) As used in this Section 2.10, the following terms have the meanings set forth below.

     "Company Plan" means all plans as given the meaning in ERISA
 3(3) of which Enerdyne is or was a Plan Sponsor, or to which Enerdyne otherwise contributes or has contributed, or in which Enerdyne otherwise participates or has participated.

     "Multi-Employer Plan" has the meaning given in ERISA
3(37)(A).

     "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are plans as given the meaning in ERISA 3(3) and which are owned, adopted or followed by Enerdyne. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code
 132.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning given in ERISA  3(2)(A).

     "Plan Sponsor" has the meaning given in ERISA  3(16)(B).

     "Qualified Plan" means any Company Plan that meets or purports to meet the requirements of Code 401(a).

     "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. 1301 et seq., other than Multi-
Employer Plans.

     "Welfare Plan" has the meaning given in ERISA  3(1).

               (b) The Enerdyne Disclosure Schedule contains the following information:

                    (i) Section 2.10(b)(i) of the Enerdyne Disclosure Schedule contains a complete and accurate list of all Company Plans and Other Benefit Obligations, and identifies as such all Company
Plans that are (A) defined benefit Pension Plans, (B) Qualified
Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii) Section 2.10(b)(ii) of the Enerdyne Disclosure Schedule sets forth a calculation of the liability of Enerdyne for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Enerdyne is required by this Statement to disclose such information.

(iii)     Section 2.10(b)(iii) of the Enerdyne Disclosure
Schedule sets forth the financial cost of all obligations owed under any Company Plan or Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.
               (c)  The Shareholders or Enerdyne have delivered to Boatracs:

                    (i)

all documents that set forth the terms of each Company Plan or Other Benefit Obligation and of any related trust and any amendments to such documents (and descriptions of amendments that have not been reduced to writing), including
(A) all plan descriptions, summary plan descriptions and summary of material modifications of Company Plans for which the Shareholders or Enerdyne are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and
(B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Other Benefit Obligations, for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and written policies;

(iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and benefits) by Enerdyne, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan or Other Benefit
Obligation that is not otherwise in writing;

(v) all registration statements filed with respect to any Company Plan;

(vi) all insurance policies purchased by or to provide benefits under any Company Plan;

(vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Other
Benefit Obligation;

(viii) all reports (other than routine correspondence) submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Other Benefit Obligation;

(ix) all notifications to employees of their rights under ERISA
601 et seq. and Code   4980B;

(x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(xi) all notices and correspondence that were given by Enerdyne or any Company Plan to the Internal Revenue Service ("IRS"), the PBGC, or any participant or beneficiary, pursuant to statute, within the two years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this
Section 2.10;

(xii) all notices and correspondence that were given by the IRS, the PBGC, or the Department of Labor to Enerdyne or any Company Plan within the four years preceding the date of this Agreement;

(xiii) with respect to Qualified Plans, the most recent determination letter for each Company Plan of Enerdyne that is a Qualified Plan; and

(xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.
               (d) Except as set forth in Section 2.10(d) of the Enerdyne Disclosure Schedule:

                    (i) Enerdyne has performed all of its obligations under all Company Plans and Other Benefit Obligations. Enerdyne has made appropriate entries in its financial records and statements for all obligations and liabilities under such Company Plans and Other Benefit Obligations that have accrued but are not due. The
Qualified Title IV Profit Sharing Plan is fully funded.

(ii) No statement, either written or oral, has been made by Enerdyne to any Person with regard to any Company Plan or Other Benefit Obligation that was not in accordance with the Company Plan or Other Benefit Obligation and that could have a Material Adverse Effect upon Enerdyne or Boatracs.

(iii) Enerdyne is, with respect to all Company Plans and Other Benefits Obligations, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the Code, and other applicable laws, rules and regulations including the provisions of such laws, rules and regulations that are expressly mentioned in this Section 2.10.

(1) No transaction prohibited by ERISA 406 and no "prohibited transaction" under Code 4975(c) have occurred with respect to any Company Plan.

(2) No Shareholder nor Enerdyne has any liability to the IRS with respect to any Company Plan, including any liability imposed by Chapter 43 of the Code.

(3) No Shareholder nor Enerdyne has any liability to the PBGC with respect to any Company Plan or has any liability under ERISA
 502 or  4071.

(4) All filings required by ERISA and the Code as to each Company Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(5) All contributions and payments made or accrued with respect to all Company Plans and Other Benefit Obligations are deductible under Code 162 or Section 404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.
(iv) Except as otherwise required by the provisions of the Code or ERISA, each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Company Plan.

(v) Since March 31, 1998, there has been no establishment or amendment of any Company Plan or Other Benefit Obligation.

(vi) No event has occurred or circumstance exists, other than general conditions that would affect other companies in a similar fashion, that could result in a material increase in premium costs of Company Plans or Other Benefit Obligations that are insured, or a material increase in benefit costs of such Company Plans and Other Benefit Obligations that are self-insured.

(vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Other Benefit
Obligation is pending or, to the Shareholders' knowledge, is threatened.

(viii) Except as described in Section 2.10(d)(viii) of the Enerdyne Disclosure Schedule, no Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of Code
 401(a).

(ix) Each Qualified Plan of Enerdyne is qualified in form and operation under Code 401(a); each trust for each such Qualified Plan is exempt from federal income tax under Code 501(a); no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(x) Enerdyne has met the minimum funding standard, and has made all contributions required, under ERISA 302 and Code 412.

(xi) No Company Plan is subject to Title IV of ERISA.

(xii) Enerdyne has paid all amounts due to the PBGC pursuant to ERISA 4007.

(xiii) Enerdyne has not ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject Enerdyne, Boatracs or any entity or Person to liability under ERISA 4062(e), 4063, or 4064.

(xiv) Enerdyne has not filed a notice of intent to terminate any Company Plan nor has Enerdyne adopted any amendment to treat a Company Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv) No amendment has been made, or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under ERISA 307 or Code 401(a)(29).

(xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Company Plan.

(xvii) The actuarial report for each Pension Plan of Enerdyne fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii)   Since the last valuation date for each Pension Plan of
Enerdyne, no event has occurred or circumstance exists, other than general conditions that would affect other companies in a similar fashion, that would increase the amount of benefits under any such Pension Plan or that would cause the excess of the Pension Plan assets over benefit liabilities (as defined in ERISA
 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xix) No reportable event (as defined in ERISA 4043 and in regulations issued thereunder) has occurred.

(xx) No Shareholder nor Enerdyne has knowledge of any facts or circumstances that may give rise to any liability of Enerdyne, Boatracs or any other entity or Person to the PBGC under Title IV of ERISA.

(xxi) Enerdyne has not ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii) Except to the extent required under ERISA 601 et seq. and Code 4980B, Enerdyne neither provides health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

(xxiii)   Enerdyne has the right to modify and terminate benefits
to retirees (other than pensions) with respect to both retired and active employees.

(xxiv) The Shareholders and Enerdyne have complied with the provisions of ERISA 601 et seq. and Code 4980B.

(xxv) No payment that is owed or may become due to any director, officer, employee, or agent of Enerdyne will be non-deductible to Enerdyne or subject to tax under Code 280G or
 4999; nor will Enerdyne be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxvi) The consummation of the transactions under this Agreement will not result in the payment, vesting, or acceleration of any benefit.

           2.11 Bank Accounts. The Enerdyne Disclosure Schedule sets forth the names and locations of all banks, savings and loan associations, and other financial institutions at which Enerdyne maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

           2.12     Contracts.

               (a) The Enerdyne Disclosure Schedule identifies each material license agreement, development agreement, manufacturing and supply agreement, sales representative agreement, distribution agreement, and OEM agreement to which Enerdyne is a party.

(b)  Except as set forth in Section 2.12(b) of the Enerdyne
Disclosure Schedule,
(i) Enerdyne has no agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Enerdyne of more than Ten Thousand Dollars ($10,000) other than those entered into in the ordinary course of business concerning the sale of Enerdyne Products;

(ii) There are no outstanding sales contracts, commitments or proposals (including, without limitation, development projects) of Enerdyne that Enerdyne currently expects to result either individually or in the aggregate in any material loss to Enerdyne upon completion or performance thereof;

(iii) Enerdyne has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety days and without liability, commission, penalty or premium exceeding Five Thousand Dollars ($5,000) in any single instance or Twenty Thousand Dollars ($20,000) in the aggregate;

(iv) Enerdyne has no currently effective collective bargaining or union agreements, contracts or commitments;

(v) Enerdyne is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world;

(vi) Enerdyne is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to Enerdyne of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the Enerdyne Financial Statements;

(vii) Enerdyne has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons; and

(viii) Enerdyne has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Enerdyne of any sum not reflected in the Enerdyne Financial Statements.
               (c) The Enerdyne Disclosure Schedule lists all agreements pursuant to which Enerdyne has agreed to (i) manufacture for, or supply to, any third party any Enerdyne Products or components thereto or, (ii) purchase materials or supplies from third parties, in either case requiring, or expected to require, payments of Twenty-Five Thousand Dollars ($25,000) or more over the life of any such agreement. The Enerdyne Disclosure Schedule also lists each vendor which is the sole source for any product or component included in the Enerdyne Products which Enerdyne believes is not readily available from other sources.

(d) Enerdyne has delivered or made available to Boatracs or its representatives accurate and complete copies of all written contracts identified in Section 2.12 of the Enerdyne Disclosure Schedule, including all amendments thereto. Enerdyne has not entered into any material oral contracts. Each contract identified in Section 2.12 of the Enerdyne Disclosure Schedule (a "Material Contract") is valid and in full force and effect, and to the knowledge of Enerdyne is enforceable by Enerdyne in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing indemnification, specific performance, injunctive relief and other equitable remedies. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision. To Enerdyne's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.
(e)  Except as set forth in Section 2.12 of the Enerdyne
Disclosure Schedule:
(i) Enerdyne has not violated or breached, or committed any default under, any Material Contract, and, to Enerdyne's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, which violation, breach or default would individually or in the aggregate have a Material Adverse Effect; and

(ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract,
(B) give any Person the right to declare default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, other than such violations, breaches, defaults, exercises, accelerations, cancellations, terminations or modifications which individually or in the aggregate would have a Material Adverse Effect.

           2.13 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Enerdyne for the sale, license, or lease or other disposition by Enerdyne of its products, and all agreements, contracts, or commitments for the purchase of supplies by Enerdyne, were made in the ordinary course of business. No outstanding material purchase or outstanding lease commitment of Enerdyne is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Enerdyne than those usual and customary in the industry.

           2.14 Compliance With Law. Enerdyne is in compliance in all material respects with all applicable laws and regulations.
Neither Enerdyne nor, to Enerdyne's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction.
Enerdyne has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Enerdyne has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. All licenses, franchises, permits and other governmental authorizations held by Enerdyne and which are material to its business are valid and sufficient in all respects for the business presently carried on by Enerdyne. All representations and certifications made by Enerdyne in any contract with the government were true and correct as of the date made and, to the extent intended to continue in effect, continue to be true and correct as of the date hereof.

           2.15     Labor Matters.

(a) Enerdyne is not engaged in any unfair labor practice and is not in violation of any applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

(b) There is no unfair labor practice complaint against Enerdyne pending or threatened before the National Labor Relations Board.

(c) There is no strike, labor dispute, slowdown, or stoppage pending or threatened against Enerdyne.

(d) No union representation question exists with respect to the employees of Enerdyne and, to Enerdyne's knowledge, no union organizing activities are taking place.

(e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and to Enerdyne's knowledge no claims therefor exist.

(f) No agreement that is binding on Enerdyne restricts it from relocating or closing any of its operations.

(g) Enerdyne has not experienced any work stoppage or other labor difficulty.

(h) There is and has not been any claim against Enerdyne based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to Enerdyne's knowledge, is there any reasonable basis for any such claim.

(i) Enerdyne is not aware of any key Enerdyne employee who intends to terminate his or her employment with Enerdyne.

           2.16 Trade Regulation. Enerdyne has not terminated its relationship with or refused to ship Enerdyne Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay
Enerdyne in excess of Ten Thousand Dollars ($10,000) over any consecutive twelve (12) month period. The prices charged by Enerdyne in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations. No claims against Enerdyne have been communicated or threatened to Enerdyne with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Enerdyne's knowledge, no specific situation, set of facts, or occurrence provides a reasonable basis for any such claim.

           2.17 Insider Transactions. No Affiliate of Enerdyne has any interest in (i) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any Proprietary Asset, used in connection with or pertaining to the business of Enerdyne or, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Enerdyne Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on the National Association of Securities
Dealers Automated Quotation System, or (b) such person's status as a general or limited partner of a venture capital or similar fund, which fund is also a holder of the securities of such creditor, supplier, customer, manufacturer, agent, representative or distributor.

           2.18 Employees, Independent Contractors and Consultants. The Enerdyne Disclosure Schedule lists all currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Enerdyne is a party other than those terminable at will or within thirty (30) days. If oral, the Enerdyne Disclosure Schedule also contains a brief summary of such agreements. True and correct copies of all such written agreements have been provided to Boatracs or its representatives. The Enerdyne Disclosure
Schedule lists (i) the names of all persons currently employed by Enerdyne and the salaries and other compensation arrangements
(bonus, deferred compensation, etc.) for each such person. The Enerdyne Disclosure Schedule sets forth the approximate aggregate accrued vacation and severance pay for such persons as of March 31, 1998.

           2.19 Insurance. The Enerdyne Disclosure Schedule contains a list of the policies of fire, liability and other forms of insurance held by Enerdyne. To Enerdyne's knowledge, Enerdyne has not done anything, either by way of action or inaction, that might reasonably be expected to invalidate such policies in whole or in part.

           2.20 Litigation. There are no suits, actions or proceedings pending or, to Enerdyne's knowledge, threatened against Enerdyne which could have a Material Adverse Effect or which question or challenge the validity of this Agreement or the Transaction
Documents. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Enerdyne.

           2.21 Section 341(f)(2). Enerdyne has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

           2.22 Subsidiaries. Enerdyne has no subsidiaries. Enerdyne does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Enerdyne does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

           2.23 Compliance with Environmental Requirements. Enerdyne has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws applicable to Enerdyne and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Enerdyne is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Enerdyne is not aware of, nor has Enerdyne received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which might reasonably form the basis of a claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Enerdyne, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

           2.24 Corporate Documents. Enerdyne has furnished or made available to Boatracs for its examination: (i) copies of its articles of incorporation and bylaws, (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof, (iii) any material permits, orders, and consents issued by any regulatory agency with respect to Enerdyne, or any securities of Enerdyne, and all applications for such permits, orders, and consents, and
(iv) the stock transfer books of Enerdyne setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Enerdyne are complete and accurate in all respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

           2.25 No Brokers. Except as set forth in Section 2.25 of the Enerdyne Disclosure Schedule, neither Enerdyne nor the
Shareholders are obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

           2.26 Disclosure. The statements by Enerdyne contained in this Agreement, the exhibits and schedules hereto, and the certificates or documents required to be delivered by Enerdyne to Boatracs under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

           2.27 Material Consents. Enerdyne has obtained any and all consents necessary with respect to the Material Contracts to consummate the transactions contemplated by this Agreement.

           2.28 Cash Balance; Payment of Certain Expenses. Enerdyne has at least Two Hundred Twenty Thousand Dollars ($220,000) of
Cash and Cash Equivalents on hand at the Closing after paying or making adequate provision for all of Enerdyne's legal fees, and all other costs and expenses (including any broker or finder's fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein. These expenses shall be paid on or before the Closing or through establishment and funding of restricted accounts for payment of such amounts following the Closing.

      3. SECTION 3 Representations and Warranties of the Shareholders. The Shareholders jointly and severally represent and warrant to Boatracs and Merger Sub as set forth below.

           3.1 Ownership of Enerdyne Securities. The Shareholders are the sole owners of all rights, title and interest in and to the Enerdyne Securities free and clear of all liens and claims of any third party.

           3.2 Boatracs Securities.

               (a) The Shareholders have been advised that (i) the issuance of shares of Boatracs Common Stock in connection with the Merger is expected to be effected pursuant to an exemption from registration under the Act, which exemption depends upon, among other things, the bona fide nature of the Shareholders' investment intent as expressed in Section 3.2(b) below and
(ii) the resale of such shares will be subject to the restrictions set forth in Rule 144 promulgated under the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration. Each Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any Boatracs
Common Stock issued to the Shareholders in the Merger unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act or an appropriate exemption from registration, or (iii) the Shareholder delivers to Boatracs a written opinion of counsel, reasonably acceptable to Boatracs in form and substance, that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

(b) Each Shareholder will hold Boatracs Common Stock for investment for such Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act.

(c) Each Shareholder has had an opportunity to: (i) review this Agreement, the exhibits hereto, all other documents contemplated hereby, and the SEC reports (as defined in Section 4.5), including the risk factors and cautionary language contained therein; (ii) obtain legal and financial advice from experienced advisors which the Shareholder considers sufficient to evaluate the merits and risks of a prospective investment in Boatracs and
(iii) request any additional information regarding the business and affairs of Boatracs as such Shareholder and the advisors of such Shareholder consider appropriate to provide a full understanding of or to evaluate the merits and risks of a prospective investment in Boatracs; the Shareholders have received such requested information.

      4. SECTION 4 Representations and Warranties of Boatracs and Merger Sub. Boatracs and Merger Sub represent and warrant to Enerdyne and the Shareholders that:

           4.1 Organization and Good Standing. Boatracs and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California and each of them has full power and authority to carry on its business as now conducted and as proposed to be conducted. Each of Boatracs and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary, except where the failure to qualify would not be material to its business.

           4.2 Capitalization.

      (a) The authorized capital stock of Boatracs as of the date of this Agreement consists of: (i) One Hundred Million
(100,000,000) Common Shares and (ii) One Million
(1,000,000) Preferred Shares of Boatracs.  As of April 30, 1998,
Fifteen Million Eight Hundred Sixty-One Thousand Three Hundred
Seventy-Seven (15,861,377) shares of Common Stock of Boatracs and no shares of preferred stock of Boatracs were issued and outstanding.

(b) All of the outstanding shares of capital stock of Boatracs have been duly authorized and validly issued, fully paid and are nonassessable. All outstanding shares of capital stock of Boatracs were issued in compliance with applicable securities laws. The capital stock of Boatracs constituting Merger Consideration will be duly authorized, fully paid and nonassessable when issued.

           4.3 Power, Authorization and Validity. Boatracs and Merger Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement and the other
Transaction Documents to which they are a party. The execution and delivery of this Agreement and the other Transaction
Documents have been duly and validly approved and authorized by the board of directors of Boatracs and Merger Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable Boatracs or Merger Sub to enter into and to perform the terms of this Agreement or the other
Transaction Documents on their part to be performed, except for
(i) the filing of appropriate documents with the relevant authorities of other states, if any, in which Boatracs and Merger
Sub are qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Boatracs or any of Boatracs' subsidiaries or Merger Sub conducts any business or owns any property or assets.
This Agreement is, and the other Transaction Documents when executed and delivered by Boatracs and Merger Sub shall be, the valid and binding obligations of Boatracs and Merger Sub enforceable in accordance with their respective terms.

           4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of Boatracs' or Merger Sub's articles of incorporation, and bylaws as currently in effect, any instrument or contract to which Boatracs or Merger
Sub is a party or by which either of them is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to either of them.

           4.5 Litigation. Except as noted in the forms, reports and documents filed or required to be filed by Boatracs with the Securities and Exchange Commission (the "SEC") since December 31, 1996 other than registration statements on Form S-8
(collectively, the "Boatracs SEC Reports") and other than the actions disclosed to the Shareholders regarding SEACOR Marine, Inc. and Globe Wireless, Inc., there is no suit, action, proceeding, claim or investigation pending or, to Boatracs' or Merger Sub's knowledge, threatened against Boatracs or Merger Sub before any court or administrative agency which questions or challenges the validity of this Agreement or which could have a Material Adverse Effect.

           4.6 SEC Filings. Boatracs has delivered to the Shareholders all of the Boatracs SEC Reports. The Boatracs SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Act, and the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Boatracs SEC Reports or necessary in order to make the statements in such Boatracs SEC Reports, in the light of the circumstances under which they were made, not misleading.

           4.7 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes) contained in the Boatracs SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and presented fairly, in all material respects, the consolidated financial position of Boatracs as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

           4.8 Enerdyne Securities. Boatracs and Merger Sub have had an opportunity to: (i) review this Agreement, the exhibits hereto, all other documents contemplated hereby; (ii) obtain legal and financial advice from experienced advisors and (iii) request any additional information regarding the business and affairs of Enerdyne as Boatracs and Merger Sub consider appropriate to provide a full understanding of or to evaluate the merits and risks of a merger of Enerdyne with and into Merger Sub; the Shareholders have received such requested information.

      5. SECTION 5 Items to be Delivered by Boatracs or Merger Sub at the Closing. At the Closing, in addition to the Merger Consideration
Boatracs shall deliver each of the following:

           5.1 Boatracs Authorizations. A certificate or certificates of an executive officer of Boatracs attaching copies of the resolutions authorizing (a) the execution, delivery and performance of Boatracs' obligations under this Agreement and the issuance of debt contemplated hereunder and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of Boatracs and (b) the execution, delivery and performance of Merger Subs' obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the sole shareholder of Merger
Sub.

           5.2 Merger Sub Authorizations. A certificate of an executive officer of Merger Sub attaching copies of the resolutions authorizing the execution, delivery and performance of Merger
Subs' obligations under this Agreement and the issuance of debt contemplated hereunder and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of Merger Sub.

      6. SECTION 6  Documents to be Delivered by Enerdyne or the
Shareholders at Closing. At the Closing, in addition to the certificates for the Common Shares and Preferred Shares Enerdyne and the Shareholders shall deliver each of the following:

           6.1 Authorizations. A certificate of the Secretary of Enerdyne attaching copies of the resolutions of Enerdyne's Board of Directors and the Shareholders authorizing the execution, delivery and performance of this Agreement and certifying that such resolutions have been duly and validly approved and authorized.

           6.2 Opinion of Enerdyne's Counsel. An opinion in substantially the form attached hereto as Exhibit I ("Opinion of Counsel to Enerdyne").

           6.3 Resignations of Enerdyne's Directors and Officers. The written resignations, effective as of the Closing Date, of all directors and officers of Enerdyne.

           6.4 Employment Agreements. Employment Agreements substantially in the form attached hereto as Exhibit J executed by each Shareholders.

           6.5 Noncompetition Agreements. Each of the Shareholders shall have executed and delivered Noncompetition Agreements substantially in the form attached hereto as Exhibit J.

      7. SECTION  7  Indemnification And Related Matters.

           7.1 Indemnification by Enerdyne and the Shareholders. Subject to the limitations set forth in this Section 7 and elsewhere in this Agreement, the Shareholders shall, jointly and severally, indemnify Boatracs against any Damages that Boatracs actually incurs during the three-year period commencing on the Closing
Date as a result of any breach by Enerdyne or the Shareholders of any representation, warranty or covenant of Enerdyne or the Shareholders as set forth in Sections 2 or 3 hereof. The representations, warranties or covenants of Enerdyne and the Shareholders shall not be limited or otherwise affected by, or as a result of, any information furnished to, or any investigation made by or knowledge of (except as specifically provided in the Enerdyne Disclosure Schedule), any of the parties or any of their representatives.

           7.2 Indemnification by Boatracs. Subject to the limitations set forth in this Section 7 and elsewhere in this Agreement, Boatracs or the Merger Sub shall indemnify the Shareholders against any Damages that the Shareholders actually incur during the three-year period commencing on the Closing Date as a result of any breach by Boatracs or the Merger Sub of any representation, warranty or covenant of Boatracs as set forth in
Section 4. The representations, warranties or covenants of Boatracs shall not be limited or otherwise affected by, or as a result of, any information furnished to, or any investigation made by or knowledge of any of the parties or any of their representatives.

           7.3 Expiration of Representations, Warranties and Covenants. Except for Section 2.5 all of the representations and warranties of Enerdyne, the Shareholders and Boatracs set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 10:00 a.m. (California time) on the third anniversary of the Closing Date, and all liability of Enerdyne, the Shareholders and Boatracs with respect to such representations and warranties shall thereupon be extinguished;
provided, however, that if, prior to such third anniversary, Boatracs on the one hand or the Shareholders on the other hand shall have duly delivered a Claim Notice to the other parties in conformity with all of the applicable procedures set forth in this Section 7, then the specific indemnification claim set forth in such Claim Notice shall survive such third anniversary
(and shall not be extinguished thereby).

           7.4 Threshold Amount. Without limiting the effect of any of the other limitations set forth herein, the Shareholders shall not be required to make any indemnification payment hereunder with respect to any breach of any of their representations, warranties or covenants except to the extent that the cumulative amount of the Damages actually incurred by Boatracs as a direct result of all such breaches of such representations, warranties or covenants actually exceeds the Threshold Amount; provided, however, that once the Threshold Amount is exceeded, Boatracs shall be entitled to recover the full amount of all Damages from the Shareholders subject to the limitations set forth in Section
7.5 below.  The "Threshold Amount" shall be $50,000.

           7.5 Maximum Liability of the Shareholders. Except for breaches arising as a result of a misrepresentation or for intentional misrepresentation, the total amount of the payments that the Shareholders can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Boatracs and all amounts payable to any counsel retained by Boatracs in accordance with Section 7.10) shall be limited in the aggregate to a maximum of the lesser of (i)
$2,000,000 or (ii) the aggregate unpaid and outstanding balance under the Subordinated Notes, and the Shareholder's cumulative liability shall in no event exceed such amount. Boatracs' sole recourse for any indemnification payments required to be made by the Shareholders hereunder shall be a right of set-off under the Seller's Notes as described in Section 7.6 below. Boatracs shall have no recourse against the Shareholders or against any of the assets of the Shareholders in connection with any indemnification claim or any other claim of any nature.
Notwithstanding the foregoing, in the event of any breach of the representations and warranties contained in Section 2.5 or
Section 2.23, the total amount of the payments that the Shareholders can be required to make (including all indemnification payments required to be made to Boatracs and all amounts payable to any counsel retained by Boatracs in accordance with Section 7.10) shall be: limited in the aggregate (a) with respect to any breach of the representations and warranties contained in Section 2.5 to a maximum of the value of the aggregate cash and stock consideration actually paid under
Section 1.8 (provided that the value of securities of Boatracs shall be determined as of the Closing Date) and (b) with respect to any breach of the representations and warranties contained in
Section 2.23, limited in the aggregate to maximum of $5,000,000.

           7.6 Sole Recourse of Boatracs. Except as provided in Section 7.5, Boatracs' sole recourse under this Section 7 shall be a right of set-off against the Subordinated Notes.  Each
Subordinated Note contains a payment schedule (each referred to as a "Payment Schedule").  Any set-off for Damages allowed under this Section  7 shall be divided equally between the two
Subordinated Notes and shall be made as described in this Section
7.6.  If Boatracs  determines that it has a right of set-off hereunder, Boatracs may prepare a Test Balance Sheet to determine
the timing of such set-off.   The Test Balance Sheet shall be
prepared  in accordance with GAAP, but as if  (i) the next
installment payment upon the Subordinated Notes, (ii) the next installment payment upon the Senior Notes and (iii) any payments due upon liabilities triggering the right of set-off hereunder had been made.  If the cash and cash equivalents shown on the
Test Balance Sheet are less than $240,000, then Boatracs shall
provide notice of an Inverse Set-Off to the Shareholders.   After
notice of an Inverse Set-Off, until Boatracs receives a Waiver
(as defined below), set-offs shall be made first against the principal and interest to be paid under the next payment due to be made pursuant to the Payment Schedule of each Subordinated
Note, then against the principal and interest to be paid under the subsequent payment to be made pursuant to the Payment
Schedule of each Subordinated Note and so forth until the maximum liability of the Shareholders as set forth in Section  7.5 is
reached (each, an "Inverse Set-Off").   In the event of a receipt
of a notice of an Inverse Set-Off, the Shareholders may determine jointly that they wish to waive the requirement that Boatracs maintain a minimum of $240,000 in cash so that Boatracs will not
be in default under  the Senior Notes.   If the Shareholders make
such determination, then the Shareholders shall provide a written waiver of such requirement in a form reasonably satisfactory to Boatracs (the "Waiver"). At all times (a) before Boatracs provides notice of an Inverse Set-Off or (b) after receipt of a Waiver, set-offs shall be made first against the principal and interest to be paid under the final payment to be made pursuant to the Payment Schedule of each Subordinated Note, then against the principal and interest to be paid under the second to last payment to be made pursuant to the Payment Schedule of each Subordinated Note and so forth until the maximum liability of the Shareholders as set forth in Section 7.5 is reached

           7.7 No Contribution. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Enerdyne in connection with (a) any indemnification obligation or any other liability to which the Shareholders or Enerdyne may become subject under or in connection with this Agreement or (b) any certificate delivered by Enerdyne in connection with this Agreement.

           7.8 No Implied Representations. Boatracs and the Shareholders acknowledge that, except as expressly provided in Sections 2, 3 and 4, neither party hereto, and none of the representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

           7.9 Indemnification Claims.

      (a) If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto (the
"Respondent"), the Claimant shall deliver to the Respondent a written notice (a "Claim Notice") setting forth:

  (i) the specific representation, warranty or covenant alleged to have been breached by the Respondent;

(ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant; and

(iii)     a detailed description of, and a reasonable estimate
(to the extent practicable) of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

 (b) Response Notice; Uncontested Claims. Within fifteen (15) business days of the date of a Claim Notice (the "Response Date"), the Respondent shall provide the Claimant a written response (the "Response Notice") in which the Respondent shall
(i) agree that the full Claimed Amount is valid, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is valid, or (iii) contest that any of the Claimed Amount is valid. The Respondent may contest all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Claimant is entitled to indemnification under this Section 7.

(c) Uncontested Claims. If the Respondent in the Response Notice agrees that the Claimed Amount is valid, the Claimant shall be entitled to (i) prompt payment of the Claimed Amount if the Claimant is a Shareholder, or (ii) its remedy in accordance with Section 7.6 if the Claimant is Boatracs.
(d) Contested Claims. If the Respondent in the Response Notice contests the Claimed Amount (the "Contested Amount"), the Agreed Amount shall be paid or set-off as provided in subpart (c) above, but the Claimant shall not be entitled to any further remedy until (i) a settlement agreement has been executed by the Shareholders and Boatracs setting forth the amount of further Damages to be paid by Boatracs or set-off in accordance with
Section 7.6, if any, or (ii) a court order or arbitration determination has been entered setting forth the amount of further Damages to be paid by Boatracs or set-off in accordance with Section 7.6.

           7.10 Defense of Third Party Actions. If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any Legal Proceeding or any threatened Legal Proceeding that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Legal Proceeding in reasonable detail; provided, however, that for the sole purpose of determining whether a Legal
Proceeding or threatened Legal Proceeding may give rise to an indemnification claim against the Shareholders within the meaning of this sentence, the limitation set forth in Section 7.4 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Section 7 with respect to such Legal Proceeding, except to the extent the Indemnifying Party is actually prejudiced. With the consent of the Indemnified Party, which will not be unreasonably withheld, the Indemnifying Party shall have the right, at its option, to assume the defense of any such Legal Proceeding with its own counsel. If the Indemnifying
Party assumes the defense of any such Legal Proceeding, then:

 (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such Legal Proceeding following the Indemnifying Party's election to assume the defense of such Legal Proceeding;

(b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Legal Proceeding;

(c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Legal
Proceeding;

(d) the Indemnitee shall otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Legal
Proceeding;

(e) the Indemnitee shall not admit any liability with respect to such Legal Proceeding; and

(f) the Indemnifying Party shall not settle, adjust or compromise such Legal Proceeding without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld.

If the Indemnifying Party does not assume the defense of such Legal Proceeding, then the Indemnitee shall proceed diligently to defend such Legal Proceeding with the assistance of counsel satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such Legal Proceeding, or admit any liability with respect to such Legal Proceeding, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

           7.11 Subrogation. To the extent that either party hereto (the "Indemnitor") makes or is required to make any indemnification payment to the other party hereto (the
"Indemnified Party"), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies
(including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's representatives may have against any other
Person with respect to any Damages, circumstances or Legal
Proceeding to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party's representatives in any transaction or in any proceeding or other Legal Proceeding involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor's right of subrogation hereunder.

           7.12 Exclusivity. Except as set forth in Section 7.6, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section  7 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant.

      8. SECTION 8  Termination of Agreements.

           8.1 Stock Ownership Agreement. Effective upon the Closing, the Stock Ownership Agreement dated July 1, 1995 by and among
Enerdyne and the Shareholders shall be deemed terminated and of no further force and effect.

           8.2 Termination of Employment Agreements.

               (a) Effective upon the Closing, (i) the Employment Agreement dated July 1, 1995 between Enerdyne and Boden is terminated and of no further force and effect; and (ii) the Employment Agreement dated July 1, 1995 between Enerdyne and Shinsato is terminated and no further force and effect. Each Shareholder agrees that he/she has been paid all sums due such Shareholder under the foregoing employment agreements as of the Closing and that such Shareholder intends to continue under the employ of Enerdyne on an at-will basis until the commencement of the term of the Employment Agreements substantially in the form of Exhibit J attached hereto. As such, neither Shareholder shall be entitled to any bonus, severance or other notification or payment as a result of termination of his or her Employment Agreement, other than payments made or provided for by Enerdyne prior to the Closing Date.

(b) Each Shareholder fully and forever releases and discharges Enerdyne, Boatracs and Merger Sub, their agents, employees, officers, directors, attorneys and assigns from any and all claims, demands, damages, liabilities and obligations, whether known or unknown, in any way relating to the employment agreements that were terminated in accordance with Section 8.2((a)) above.
(c)  Each Shareholder expressly waives all rights under
Section 1542 of the California Civil Code with regard to the release set forth in Section 8.2((b)) above, which provides:
          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him, must have materially affected his settlement with the debtor.

      9. SECTION 9  Covenants Following Closing.

           9.1 Enerdyne of Europe. The Shareholders shall use their best efforts to obtain an Option Agreement from Enerdyne of Europe, which provides Enerdyne with an option to acquire all rights to the name "Enerdyne."

           9.2 S-8 Registration Statement. Reasonably promptly following the Effective Date, Boatracs will file a registration statement on Form S-8 to register under the Securities Act the shares issuable upon exercise of options granted to the Shareholders pursuant to their Employment Agreements.

           9.3 Board Visitation Rights. For as long as the Senior Note issued to her remains outstanding, Irene Shinsato shall be entitled to attend all meetings of the Board of Directors of Boatracs in a nonvoting capacity, and in connection therewith to receive all notices, minutes, consents and other materials, financial or otherwise (including annual budgets and operating plans) which the Company provides to its Board of Directors;
provided, however, that the Board of Directors may meet in executive session excluding all non-director employees to discuss sensitive issues, such as personnel decisions.

           9.4 Key Man Life Insurance. Scott Boden shall make himself reasonably available and shall cooperate with Boatracs to permit
Boatracs to obtain key-man insurance on his life for the benefit of Boatracs.

      10. SECTION 10  Miscellaneous.

           10.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California
(irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

           10.2 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto. Neither Enerdyne nor any Shareholder shall assign this Agreement to any person or entity
(including by operation of law) without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

           10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

           10.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, but not limited to, the Letter Agreement.

           10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.
This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

           10.6 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. The obligation to pay a finder's fee to Carl Fredericks and Gary Shields shall be assumed by Boatracs but shall be taken into account as an offset in calculating the merger consideration. No other legal, accounting, investment banking, broker's and finder's fees incurred by Enerdyne or the Shareholders in connection with the transactions contemplated by this Agreement shall be borne or assumed by Boatracs.

           10.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

           10.8 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

           10.9 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

           10.10 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

           10.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when
(a) delivered personally, (b) sent by confirmed telecopy,
(c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 10.11.


     Enerdyne:     Enerdyne Technologies, Inc.
                   Attn:  Irene Shinsato
                   8402 Magnolia Avenue, Suite C
                   Santee, California 92071
                   Facsimile:  619-562-8802

     Scott T. Boden:  1694 El Camino del Teatro
                      La Jolla, California 92037

     Irene Shinsato:     6741 Avenida Manana
                         La Jolla, California  92037

                   With copy to:  Cooley Godward, LLP
                   Attention:  Lance Bridges, Esq.
                   4365 Executive Drive, Suite 1100
                   San Diego, California 92121
                   Facsimile:  (619) 453-3555

     Boatracs or
     Merger Sub:   Boatracs, Inc.
                   6440 Lusk Boulevard, Suite D201
                   San Diego, California 92121
                   Facsimile:  (619) 587-0240

     With copy to: Gray Cary Ware & Freidenrich, LLP
                   Attention:  Douglas J. Rein, Esq.
                   4365 Executive Drive, Suite 1600
                   San Diego, California  92121
                   Facsimile:  (619) 677-1477

Such notice will be treated as having been received upon actual receipt.

           10.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

           10.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other.
No party shall hold itself out as having any authority or relationship in contravention of this Section 10.13.

           10.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

           10.15 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

           10.16 Absence of Third Party Beneficiary Rights. No provisions of this Agreement including Section 10.6 are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity, and, except as specifically provided otherwise herein, all provisions hereof shall be personal solely between the parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


Boatracs, Inc.                     Enerdyne Technologies, Inc.
a California corporation           a California corporation

By:       /S/ MICHAEL SILVERMAN    By:  /S/ IRENE SHINSATO
Name:  MICHAEL SILVERMAN           Name:  IRENE SHINSATO
Its:      CHAIRMAN                 Its:        PRESIDENT
By:       /S/ CURT MCLELAND
        Curt McLeland
         Secretary


Boatracs Acquisition, Inc.         Shareholders:
a California corporation

By:       /S/ JON S. GILBERT       /S/ IRENE SHINSATO
                                   Irene Shinsato
Name:  JON S. GILBERT
Its:        PRESIDENT              /S/ SCOTT T. BODEN
                                   Scott T. Boden

By:  /S/ CURT MCLELAND
        Curt McLeland
         Secretary